Ex. 99.1

Destination XL Group, Inc. Reports Fourth-Quarter and Fiscal 2017 Financial Results

FY 2017 Fourth Quarter Comparable Sales up 4.3%; Full Year Comparable Sales Up 0.9%;

Company Announces Hiring of new CMO and Provides 2018 Guidance

CANTON, Mass., March 23, 2018 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the fourth quarter and fiscal year 2017.

Highlights

•

Total sales for the 14-week fourth quarter of $135.5 million, up $12.9 million from $122.6 million in the prior-year 13-week fourth quarter; total sales for the 53-week year of $468.0 million, up from $450.3 million for the prior year’s 52-weeks.

•	Total comparable sales increased 4.3% for the quarter and 0.9% for the year.
•	Net loss for the quarter was $(3.3) million as compared to prior-year quarter’s net income of $1.8 million; net loss for the year was $(18.8) million as compared to $(2.3) million in the prior year.
•

On a non-GAAP basis, Adjusted EBITDA for the quarter was $5.0 million compared to $10.8 million in the prior-year quarter; Adjusted EBITDA for the year was $17.1 million from $31.6 million in the prior year.

Management Comments

“We ended the quarter with a very strong comp of 4.3% and we are off to a good start in fiscal 2018,” said David Levin, President and Chief Executive Officer.  “However, earnings were down for the quarter, reflecting increased marketing expense.  We now have a store presence in every major market in the continental US and a direct business which increased to 21% of our total sales in fiscal 2017.  We are planning to open only three new stores in fiscal 2018.  We expect this lower CAPEX burden along with working capital improvements from inventory productivity will increase free cash flow.”

Levin continued, “We are also announcing today the appointment of Jim Davey to the position of Chief Marketing Officer.  Jim has over 25 years of experience building lifestyle brands in categories from toys to entertainment to footwear and apparel.   Most recently, Jim was VP of Global Marketing for the Timberland brand where he oversaw all wholesale, retail, and global marketing for Timberland’s footwear and apparel businesses,” Levin concluded.

Fourth-Quarter and Fiscal 2017 Results

The Company’s 2017 fiscal year included 53 weeks compared with 52 weeks in fiscal 2016. Accordingly, year-over-year comparisons of total sales for the fourth quarter and full year are affected by an extra week of sales in fiscal 2017. However, for comparable sales, the Company is reporting on a comparable weeks basis (e.g. the 14 and 53 weeks ended February 3, 2018 compared with the 14 and 53 weeks ended February 4, 2017, respectively).

Sales

For the 14-week fourth quarter of fiscal 2017, total sales increased 10.5% to $135.5 million from $122.6 million for the 13-week fourth quarter of fiscal 2016. The increase of $12.9 million in total sales was primarily driven by sales from the 53rd week of $6.9 million and a comparable sales increase of $5.3 million, or 4.3%.   For the fourth quarter, our direct business increased to 23.1% of our total sales as compared to 22.7% for the fourth quarter of fiscal 2016.

For fiscal 2017, total sales increased 3.9% to $468.0 million from $450.3 million in fiscal 2016. The increase in sales of $17.7 million was primarily due to sales from the 53rd week of $6.9 million and an increase in non-comparable stores sales, net of closed stores, of $6.9 million.  Comparable sales, on a 53-week basis, increased $3.7 million, or 0.9% for fiscal 2017.  Our direct business increased to 21.0% of our total sales as compared to 19.9% for fiscal 2016.

Gross Margin

For the fourth quarter of fiscal 2017, gross margin, inclusive of occupancy costs, was 45.0%, compared with gross margin of 44.9% for the fourth quarter of fiscal 2016. The increase of 10 basis points was the result of a 90 basis-point decrease in occupancy costs as a percentage of total sales partially offset by a decrease in merchandise margin of 80 basis points.  The decrease in merchandise margin was primarily due to an increase in promotional strategies over the peak December selling weeks. The improvement in occupancy costs was due to leveraging of sales due to the additional week of sales.  On a dollar basis, occupancy costs for the fourth quarter increased approximately 3.3% over the prior-year’s fourth quarter.

For the fiscal year, gross margin, inclusive of occupancy costs, was 45.0% as compared to 45.5% for fiscal 2016.  The decrease of 50 basis points was due to a decrease in merchandise margin as a result of increased promotional activities primarily associated with our inventory reduction initiatives. Occupancy costs, as a percentage of sales, were flat to the prior year.  On a dollar basis, occupancy costs for the full year increased 4.0% over fiscal 2016.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2017 were 41.3% of sales, compared with 36.1% in the fourth quarter of fiscal 2016. On a dollar basis, SG&A expense increased $11.8 million compared to the prior year fourth quarter, primarily due to a $7.1 million increase in marketing costs and approximately $2.5 million of expenses for the additional 53rd week.

For fiscal 2017, SG&A expenses were 41.3% of sales, as compared to 38.5% in fiscal 2016.  In addition to the extra week of expenses, the primary reason for this increase was due to an increase of $11.3 million in advertising expense. In fiscal 2017, we increased our investment in our marketing initiatives to help drive brand awareness, store traffic and our digital presence. The remainder of the increase was due to increases in store payroll and other supporting costs associated with a greater DXL store base and e-commerce initiatives.

Impairment of Assets

For the fourth quarter of fiscal 2017, we recorded impairment charges of $2.4 million, which consisted of $0.5 million for the impairment of long-lived assets, related to stores where the carrying value exceeded fair value, and $1.9 million for the write-off of certain costs associated with technology projects which were abandoned in fiscal 2017, due to a shift in strategy.

For fiscal 2017, impairment charges totaled $4.1 million, which consisted of $2.2 million for the impairment of store assets and $1.9 million for the write-off of technology projects.  For the fourth quarter and fiscal 2016, charges totaled $0.4 million, related to impairment of stores assets.

Income Taxes

In December 2017, the U.S. Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) was enacted.  Because we have a full valuation allowance against our deferred tax assets at February 3, 2018, there was limited impact to our consolidated financial results.  However, as a result of the repeal of the corporate alternative minimum tax (“AMT”), we have reclassified our AMT credit of $2.1 million from deferred tax assets to a non-current receivable and have reversed the corresponding valuation allowance, resulting in an income tax benefit for the fourth quarter and fiscal year 2017.

Net Income (Loss)

Net loss for the fourth quarter of fiscal 2017 was $(3.3) million, or $(0.07) per diluted share, compared to net income of $1.8 million, or $0.04 per diluted share, for the fourth quarter of fiscal 2016.  The decrease of $(0.11) per diluted share, was primarily due to an increase of $7.1 million, or $(0.15) per diluted share, in marketing and an increase of $2.0 million, or $(0.04) per diluted share for impairment charges, partially offset by income from the 53rd week of approximately $1.6 million, or $0.03 per share.   On a non-GAAP basis, before impairment charges and assuming a normalized tax rate of 26%, adjusted net loss for the fourth quarter of fiscal 2017 was $(0.05) per diluted share compared with a net income of $0.03 per diluted share in fiscal 2016.

The net loss for fiscal 2017 was $(18.8) million, or $(0.39) per diluted share, compared with a net loss of $(2.3) million, or $(0.05) per diluted share, in fiscal 2016. The decrease of $(0.34) per diluted share was primarily due to an increase of $11.3 million, or $(0.23) per diluted share, in marketing and an increase of $3.7 million, or $(0.08) per diluted share for impairment charges.  On a non-GAAP basis, before impairment charges and assuming a normal tax rate of 26%, the adjusted net loss was $(0.26) per diluted shares as compared to $(0.03) per diluted share for fiscal 2016.

Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, adjusted for impairments (Adjusted EBITDA), a non-GAAP measure, for the fourth quarter of fiscal 2017 were $5.0 million, compared to $10.8 million for the fourth quarter of fiscal 2016.  For the year, adjusted EBITDA was $17.1 million as compared to $31.6 million for fiscal 2016. The decreases were primarily driven by the $7.1 million and $11.3 million increase in marketing costs in the fourth quarter and full year of fiscal 2017, respectively.

Cash Flow

Cash Flow provided by operations for fiscal 2017 was $31.0 million, compared to $35.0 million in fiscal 2016. Capital expenditures for fiscal 2017 were $22.6 million as compared to $29.2 million for fiscal 2016. Free cash flow, a non-GAAP measure, improved $2.6 million, from $5.8 million in 2016 to $8.4 million in 2017.

(in millions)	Fiscal 2017	Fiscal 2016
Cash flow from operating activities (GAAP)	$31.0	$35.0
Capital expenditures, infrastructure projects	(9.7)	(9.6)
Free Cash Flow before DXL capital expenditures (non-GAAP)	21.3	25.4
Capital expenditures for DXL stores	(12.9)	(19.6)
Free Cash Flow (non-GAAP)	$8.4	$5.8

Non-GAAP Measures

EBITDA, Adjusted EBITDA, adjusted net (income) loss, adjusted net income (loss) per diluted share, free cash flow before DXL capital expenditures and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At February 3, 2018, the Company had cash and cash equivalents of $5.4 million. Total debt at February 3, 2018 was $59.4 million and consisted of $47.4 million outstanding under the Company’s credit facility and approximately $12.0 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At February 3, 2018, the Company had $37.5 million of excess availability under its credit facility.

Inventory was $103.3 million at February 3, 2018 compared with $117.4 million at January 28, 2017. The decrease in inventory compared with last year’s fourth quarter was due to inventory initiatives to improve timing of receipts and weeks of supply on hand.

Retail Store Information

For fiscal 2017, the Company opened 21 new DXL stores, which included 1 outlet:

	Year End 2015		Year End 2016		Year End 2017		Year End 2018E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	166	1,369	192	1,542	212	1,665	215	1,678
DXL outlets	9	45	13	66	14	72	15	78
CMXL retail	125	443	97	340	78	268	69	235
CMXL outlets	40	126	36	113	33	103	29	87
Rochester Clothing	5	51	5	51	5	51	5	51
Total	345	2,034	343	2,112	342	2,159	333	2,129

Fiscal 2018 Outlook

Our strategy for fiscal 2018 remains focused on customer acquisition, customer retention, and customer re-activation.  We intend to launch a new creative advertising campaign with two flights of television: 6 weeks in Spring, and 5 weeks in Fall.  Our marketing spend for the year is expected to be approximately $24.0 million, which is less than our fiscal 2017 spend of $29.5 million, but greater than our fiscal 2016 spend of $18.2 million.  Compared to fiscal 2017, we are projecting that our total sales for the year will be negatively impacted by one less week of sales and a net decrease in store count of nine stores, worth approximately $5.3 million in sales.  Fiscal 2017 included a 53rd week, with sales of $6.9 million and EBITDA of $1.6 million.

We expect to open only 3 new DXL stores in fiscal 2018 and plan to remodel 2 Casual Male XL stores, which will be re-branded as DXL in fiscal 2018.

For fiscal 2018, our outlook, based on a 52-week year and without consideration of additional costs that may be incurred in connection with Mr. Levin’s retirement and the engagement of a successor CEO, is as follows:

•	Sales are expected to range from $462.0 million to $472.0 million, with a total company comparable sales increase of approximately 1.0% to 3.0%.
•	Gross margin rate of approximately 45.0%.
•	Net loss, on a GAAP basis, of $(8.3) to $(14.3) million, or $(0.17) to $(0.29) per diluted share.
•	EBITDA of $18.0 to $24.0 million.*
•

Adjusted net loss of $(0.12) to $(0.22) per diluted share.* Because we expect to continue providing a full valuation allowance against our deferred tax assets, we do not expect to recognize any income tax benefit in fiscal 2018.  Our 2018 guidance does not include any estimate for potential impairments that may occur in 2018 because at this time there are none identified.

•

Capital expenditures of approximately $11.4 million, $2.1 million of which will be for new and remodeled stores to the DXL format and $9.3 million of which will be for infrastructure projects, partially offset by approximately $1.1 million in tenant allowances. We expect to fund our capital expenditures primarily from our operating cash flow.

•

At the end of fiscal 2018, we expect cash flow from operating activities of $20.5 million to $26.5 million (including tenant allowances), resulting in positive free cash flow, before DXL capital expenditures, of approximately $11.2 million to $17.2 million.* Free cash flow will be approximately $9.1 million to $15.1 million.*

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Conference Call

The Company will hold a conference call to review its financial results today, Friday, March 23, 2018 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: 888-271-8595. Please reference conference ID: 2330751. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share, free cash flow before DXL expenditures and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (calculated as EBITDA adjusted to exclude impairment charges) are useful to investors in evaluating its performance. With the significant capital investment associated with the DXL transformation and, therefore, increased levels of depreciation and interest, management uses EBITDA and Adjusted EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net income (loss) is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges related to the impairment of assets because it provides comparability of results without these non-cash charges.  Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%, using the statutory rate under the 2017 Tax Act.

Free cash flow and free cash flow before DXL capital expenditures are metrics that management uses to monitor liquidity. The Company has stated that it expects to fund its ongoing DXL capital expenditures with cash flow from operations. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while also contributing to the funding of the DXL store growth and other capital projects. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big and tall men's apparel with store locations throughout the United States, London, England and Toronto, Canada. The retailer operates under the following brands: Destination XL®, DXL Men’s Apparel®, Casual Male XL, Rochester

Clothing, ShoesXL and LivingXL. The Company also operates an e-commerce site at www.destinationxl.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, gross profit margins, store counts, capital expenditures, sales, EBITDA, and earnings for fiscal 2018, without consideration of additional costs that may be incurred in connection with Mr. Levin’s retirement and the engagement of a successor CEO, the Company’s ability to strengthen liquidity in 2018 and the impact of marketing activities on top-line growth in fiscal 2018.  The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 20, 2017, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended		For the fiscal year ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Sales	$135,522	$122,646	$467,976	$450,283
Cost of goods sold including occupancy	74,483	67,612	257,619	245,402
Gross profit	61,039	55,034	210,357	204,881

Expenses:
Selling, general and administrative	56,026	44,232	193,230	173,283
Impairment of assets	2,377	376	4,095	376
Depreciation and amortization	7,736	7,882	31,073	30,245
Total expenses	66,139	52,490	228,398	203,904

Operating income (loss)	(5,100)	2,544	(18,041)	977

Interest expense, net	(860)	(721)	(3,357)	(3,067)

Income (loss) before provision for income taxes	(5,960)	1,823	(21,398)	(2,090)

Provision (benefit) for income taxes	(2,636)	40	(2,572)	166

Net income (loss)	$(3,324)	$1,783	$(18,826)	$(2,256)

Net income (loss) per share - basic and diluted	$(0.07)	$0.04	$(0.39)	$(0.05)

Weighted-average number of common shares outstanding:
Basic	48,666	49,139	48,888	49,544
Diluted	48,666	49,139	48,888	49,544

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
February 3, 2018 and January 28, 2017
(In thousands)

	February 3,	January 28,
	2018	2017

ASSETS

Cash and cash equivalents	$5,362	$5,572
Inventories	103,332	117,446
Other current assets	12,973	15,931
Property and equipment, net	111,032	124,347
Intangible assets	1,821	2,228
Other assets	5,885	3,804
Total assets	$240,405	$269,328

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$33,987	$31,258
Accrued expenses and other liabilities	65,263	73,263
Long-term debt	12,061	19,002
Borrowings under credit facility	47,385	44,097
Deferred gain on sale-leaseback	11,723	13,188
Stockholders' equity	69,986	88,520
Total liabilities and stockholders' equity	$240,405	$269,328

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	For the three months ended				For the fiscal year ended
	February 3, 2018		January 28, 2017		February 3, 2018		January 28, 2017
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Income (loss) before tax provision, on a GAAP basis	$(5,960)		$1,823		$(21,398)		$(2,090)
Provision (benefit) for income taxes	(2,636)		40		(2,572)		166
Net income (loss), on a GAAP basis	$(3,324)	$(0.07)	$1,783	$0.04	$(18,826)	$(0.39)	$(2,256)	$(0.05)

Add back:
Impairment of assets	$2,377	$0.05	$376	$0.01	$4,095	$0.08	$376	$0.01
Actual provision (benefit) for income taxes	(2,636)	$(0.05)	40	$0.00	(2,572)	$(0.05)	166	$0.00
Adjusted income (loss) before income taxes	$(3,583)	$(0.07)	$2,199	$0.04	$(17,303)	$(0.35)	$(1,714)	$(0.03)
Income tax provision (benefit), assuming normalized tax rate of 26%, with no AMT benefit in 2017	$(932)	$(0.02)	$572	$0.01	$(4,499)	$(0.09)	$(446)	$(0.01)
Adjusted net income (loss), non-GAAP basis	$(2,651)	$(0.05)	$1,627	$0.03	$(12,804)	$(0.26)	$(1,268)	$(0.03)

Weighted average number of common shares
outstanding on a diluted basis	48,666		49,139		48,888		49,544

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended		For the fiscal year ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
(in millions)
Net income (loss), on a GAAP basis	$(3.3)	$1.8	$(18.8)	$(2.3)
Add back:
Provision (benefit) for income taxes	(2.6)	0.0	(2.6)	0.2
Interest expense	0.9	0.7	3.4	3.1
Depreciation and amortization	7.7	7.9	31.1	30.2
EBITDA (non-GAAP)	2.6	10.4	13.0	31.2
Add back: Impairment charges	2.4	0.4	4.1	0.4
Adjusted EBITDA (non-GAAP)	$5.0	$10.8	$17.1	$31.6

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the fiscal year ended
(in millions)	February 3, 2018	January 28, 2017
Cash flow from operating activities (GAAP basis)	$31.0	$35.0
Capital expenditures, infrastructure projects	(9.7)	(9.6)
Free Cash Flow before DXL capital expenditures (non-GAAP)	$21.3	$25.4
Capital expenditures for DXL stores	(12.9)	(19.6)
Free Cash Flow (non-GAAP basis)	$8.4	$5.8

2018 FORECAST GAAP TO NON-GAAP RECONCILIATIONS

	Projected
	Fiscal 2018
(in millions, except per share data)		per diluted share
Net loss (GAAP basis)	$(8.3)-$(14.3)
Add back:
Provision for income taxes	0.1
Interest expense	3.1
Depreciation and amortization	29.1
EBITDA (non-GAAP basis)	$18.0-$24.0

Net loss (GAAP basis)	$(8.3)-$(14.3)	$(0.17)-$(0.29)
Income tax benefit, assuming 26% rate	$2.1-$3.7	$0.05-$0.07
Adjusted net loss (non-GAAP basis)	$(6.2) -$(10.6)	$(0.12)-$(0.22)
Weighted average common shares outstanding - diluted	49.1

Cash flow from operating activities (GAAP basis)	$20.5 -$26.5
Capital expenditures, infrastructure projects	(9.3)
Free Cash Flow, before DXL capital expenditures (non-GAAP basis)	$11.2-$17.2
Capital expenditures for DXL stores	(2.1)
Free Cash Flow (non-GAAP basis)	$9.1-$15.1